EXHIBIT 5.1
[TROUTMAN SANDERS LETTERHEAD]

September 5, 2002

First Commerce Community Bankshares, Inc.
9464 Highway 5
Douglasville, Georgia 30135

Re:	First Commerce Community Bankshares, Inc.
Registration Statement on Form SB-2
1,000,000 Shares of Common Stock
380,000 Common Stock Purchase Warrants
Registration No. 333-97681

Ladies and Gentlemen:

We have served as counsel to First Commerce Community Bankshares, Inc., a corporation organized and existing under the laws of the State of Georgia (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the above-described Registration Statement (the “Registration Statement”) with respect to the offer and sale of 1,000,000 shares of common stock, par value $1.00 per share, of the Company (the “Shares”) and 380,000 common stock purchase warrants of the Company to be issued to the organizers and directors of First Commerce Community Bank, a Georgia state bank in organization (the “Organizers”), pursuant to an Organizer Warrant Agreement (the “Warrants”).

In rendering this opinion, we have examined originals (or copies certified or otherwise identified to our satisfaction) of (i) the Registration Statement, as amended through the date hereof; (ii) the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Georgia; (iii) the Bylaws of the Company, certified as complete and correct by the Secretary of the Company; (iv) the form of the common stock certificate of the Company; (v) the form of Organizer Warrant Agreement; and (vi) such corporate and other documents, records and papers, certificates of public officials, and certificates of officers of the Company as we have deemed necessary for the purposes of the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.

Based upon such examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and compliance with the applicable provisions of the securities or “blue sky” laws of the various states, the Shares and the Warrants, when certificates or agreements therefore (as the case may be) have been duly executed, countersigned, registered, issued and delivered in accordance with the terms of the Registration Statement, will be duly and validly issued, fully paid, and non-assessable.

We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia and the Federal law of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement, including the prospectus constituting a part thereof, as originally filed or as subsequently amended. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ TROUTMAN SANDERS LLP